Exhibit 99.1
FOR IMMEDIATE RELEASE
KiOR Reports Second Quarter Financial Results
KiOR Receives $148.7 Million Net IPO Proceeds
Columbus on Schedule for Production in Second Half of 2012
PASADENA, Texas, August 11, 2011 — KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced financial results for the second quarter ended June 30, 2011.
For the second quarter of 2011, KiOR reported a net loss of $21.0 million, or $0.43 per share, compared to $19.4 million, or $0.27 per share, for the second quarter of 2010. KiOR’s second quarter 2011 loss includes $5.5 million of non-cash mark-to-market expense relating to KiOR’s warrant liabilities and $2.6 million of non-cash stock-based compensation expense.
KiOR did not recognize revenue during the second quarter of 2011, as its activities have been focused on construction of its first commercial facility in Columbus, Mississippi and research and development (R&D) designed to improve production yields.
R&D expenses were $7.7 million in the second quarter of 2011, an increase from $4.2 million for the same period in 2010, due primarily to the year-over-year expansion of R&D staff and increased laboratory activities.
General and administrative expenses for the second quarter of 2011 increased to $7.2 million from $2.1 million for the same period in 2010, primarily due to a $2.3 million year-over-year increase in non-cash stock-based compensation expense and $1.4 million of consulting costs primarily related to financing efforts and product stewardship.
Depreciation and amortization expenses in the second quarter of 2011 increased to $0.6 million, from $0.4 million for the same period in 2010.
Capital investment during the quarter was $35.6 million, substantially all of which related to KiOR’s Columbus facility.
As of June 30, 2011, KiOR had cash and cash equivalents of $207.6 million, taking into account the $137.5 million of net proceeds received June 29, 2011 from its initial public offering. Earlier in the second quarter of 2011, KiOR issued Series C Convertible Preferred Stock for total gross proceeds of $55.0 million. Also during the second quarter of 2011,

KiOR received proceeds of $39.4 million under its $75.0 million loan agreement with the Mississippi Development Authority relating to the Columbus facility.
“During the second quarter we made significant construction progress on our first commercial production facility in Columbus, Mississippi. We also signed commercial offtake and feedstock arrangements covering 100% of the facility’s anticipated offtake capacity and feedstock requirements,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “With construction at Columbus on schedule, we believe that KiOR is on track to commence production in the second half of 2012,” concluded Cannon.
On June 29, 2011, KiOR completed its initial public offering, issuing 10 million shares of Class A Common Stock resulting in net proceeds of $137.5 million. Subsequent to quarter end, KiOR issued an additional 800,000 shares of Class A Common Stock pursuant to the partial exercise of the underwriters’ over-allotment option in the initial public offering, resulting in an additional $11.2 million net proceeds.
Conference Call Information
The Company will discuss these results on a conference call scheduled for today at 4:30 p.m. EDT (3:30 p.m. CDT). To participate via live webcast, please visit: http://investor.kior.com/events.cfm. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, August 16, 2011 at 7:30 p.m. EDT (6:30 p.m. CDT) and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 4962107. A replay of the webcast will be available on the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About KiOR
KiOR is a development stage next-generation renewable fuels company that has developed a proprietary technology platform to convert biomass into renewable crude oil. The renewable crude oil is processed using standard refinery equipment into gasoline, diesel and fuel oil blendstocks that are expected to be compatible with the existing fuel infrastructure. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities. For more information, please visit www.KiOR.com.
Forward-Looking Statements
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements about: the construction of and commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,”

“anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: unexpected or unanticipated costs related to the construction and commencement of operations of our biomass-to-fuel facility in Columbus, Mississippi; the accuracy of our estimates regarding expenses, future revenue and capital requirements; the timing of the construction and commencement of operations at our planned commercial production facilities; achievement of advances in our technology platform and process design, including improvements to our yield; our ability to produce renewable crude oil and blendstocks at commercial scale; government regulatory certification, including certification of our gasoline and diesel blendstocks as cellulosic biofuels and registration of our blendstocks with the U.S. Environmental Protection Agency as fuels; and government policymaking and incentives relating to renewable fuels. Such factors and others are discussed more fully in the section entitled “Risk Factors” in the Company’s 424B4 prospectus as filed with the United States Securities and Exchange Commission on June 24, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
Contact Information:

John H. Karnes, CFO	Erica Mannion, Investor Relations
KiOR, Inc	Sapphire Investor Relations, LLC
281-694-8811	212-766-1800, Ext. 203
Investor.relations@kior.com	Investor.relations@kior.com

KiOR, Inc
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating expenses:

Research and development expenses	$(7,723)	$(4,240)	$(14,994)	$(8,621)
General and administrative expenses	(7,161)	(2,122)	(11,350)	(3,348)
Depreciation and amortization expenses	(563)	(406)	(1,085)	(685)

Loss from operations	(15,447)	(6,768)	(27,429)	(12,654)
Other income (expense), net:
Interest income	—	2	—	2
Beneficial conversion feature expense related to convertible promissory note	—	(10,000)	—	(10,000)
Interest expense, net of amounts capitalized	—	(356)	—	(722)
Foreign currency gain (loss)	—	16	—	24
Loss from change in fair value of warrant liability	(5,504)	(2,290)	(6,914)	(2,290)

Other expense, net	(5,504)	(12,628)	(6,914)	(12,986)

Loss before income taxes	(20,951)	(19,396)	(34,343)	(25,640)
Income tax expense - current	—	—	—	—

Net loss	$(20,951)	$(19,396)	$(34,343)	$(25,640)

Deemed dividend related to the beneficial conversion feature of Series C convertible preferred stock	(19,669)	—	(19,669)	—

Net loss attributable to stockholders	$(40,620)	$(19,396)	$(54,012)	$(25,640)

Net loss per share of Class A and B common stock, basic and diluted	$(0.43)	$(0.27)	$(0.60)	$(0.39)

Weighted-average Class A and B common shares outstanding, basic and diluted	19,208	15,580	17,820	15,180

KiOR, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$207,577	$51,350
Restricted cash	100	100
Prepaid expenses and other current assets	970	85

Total current assets	208,647	51,535
Property, plant and equipment, net	80,072	34,880
Intangible assets, net	2,330	2,426
Other assets	300	—

Total assets	$291,349	$88,841

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, net of discount	$1,629	$4,480
Accounts payable	13,472	3,207
Accrued liabilities	2,376	671
Convertible preferred stock warrants liability	—	3,185

Total current liabilities	17,477	11,543
Long-term debt, less current portion, net of discount	29,707	5,037

Total liabilities	47,184	16,580
Total convertible preferred stock	—	134,384

Total stockholders’ equity (deficit)	244,165	(62,123)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$291,349	$88,841